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                                                                                       Exhibit 11

                                   GTE CORPORATION AND SUBSIDIARIES

                               CALCULATION OF EARNINGS PER COMMON SHARE

                                                     Three Months Ended           Nine Months Ended
                                                        September 30                 September 30
                                                     1997          1996          1997           1996
                                                                      (In Thousands)

  Net income                                        $756,308     $755,978     $2,092,182   $2,014,067

  Adjustments to net income:
  Add - Interest expense, net of tax
          effect, on employees' stock plans             -             900           -           1,713

  Adjusted net income                               $756,308     $756,878     $2,092,182   $2,015,780

  Average common shares                              955,980      965,498        957,563      970,574

  Adjustments to average common shares:
  Add - Employees' stock and stock option plans        2,211        4,617          2,109        3,994

  Adjusted average common shares                     958,191      970,115        959,672      974,568

  EARNINGS PER COMMON SHARE:
     Primary (1)                                        $.79         $.78          $2.18        $2.07

     Fully diluted (2)                                  $.79         $.78          $2.18        $2.07


  (1)  Computed by dividing net income for the periods by the average common shares outstanding.
       Common stock equivalents are excluded from this computation since they do not have a 3%
       dilutive effect.

  (2)  Computed assuming the exercise of those stock plans and options that would have a dilutive effect.

       (a)  Equivalent common shares to be added to average shares for the employees' stock plans, stock ownership plans and stock options are computed according to the
            "treasury stock" method.

       (b)  Net income for the periods is adjusted to reflect the increase in income for the interest accrued, net of tax effect, on funds received from installments under the employees' stock plan.

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